Exhibit 10.17

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of the 31st day of May, 2002, by and between BROADWAY BUSINESS CENTER LLC, a Delaware limited liability company (formerly a Massachusetts limited liability company) (“Landlord”), and LESLIE’S POOLMART, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Lease dated as of October 31, 2000 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of November 30, 2000 (the “First Amendment”), and as further amended by that certain Second Amendment to Lease dated as of June 26, 2001 (the “Second Amendment”) (the Original Lease, First Amendment and Second Amendment, collectively, the “Lease”) whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 37,579 rentable square feet (the “Existing Premises”) commonly known as Suite 100 and located on the first (1st) floor of that building located at 3925 East Broadway, Phoenix, Arizona (the “Building”) which Building is located within the property known as the Broadway Business Center (the “Property”).

B. Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 16,126 rentable square feet of space commonly known as Suite 202 and located on the second (2nd) floor of the Building (the “Expansion Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.

2. Modification of Premises. Effective as of July 1, 2002 (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant hereby acknowledge that, subject to any verification/re-measurement of the Expansion Premises pursuant to the terms and conditions of Section 11 of this Third Amendment, such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 53,705 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises.”

3. Extension of Lease Term. Notwithstanding anything to the contrary in the Lease, the term of Tenant’s lease of the Existing Premises shall expire coterminously with the term of Tenant’s lease of the Expansion Premises on June 30, 2009 (the “Lease Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended. The period of time commencing on the Expansion Commencement Date and terminating on the Lease Expiration Date shall be referred to herein as the “Expansion Term.”

4. Base Rent.

4.1. Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, prior to May 1, 2007, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of Article IV of the Original Lease. Commencing on May 1, 2007, and continuing throughout the remainder of the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Existing Premises as follows:

Period During Expansion Term	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
May 1, 2007 through April 30, 2008	$31,367.64	$0.84

May 1, 2008 through April 30, 2009	$32,308.67	$0.86

May 1, 2009 through June 30, 2009	$33,277.93	$0.89

4.2. Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Period During Expansion Term	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
July 1, 2002 through November 30, 2002	$0.00	$0.00

December 1, 2002 through June 30, 2003	$10,481.90	$0.65

July 1, 2003 through June 30, 2004	$10,796.36	$0.67

July 1, 2004 through June 30, 2005	$11,120.25	$0.69

July 1, 2005 through June 30, 2006	$11,453.86	$0.71

July 1, 2006 through June 30, 2007	$11,797.47	$0.73

July 1, 2007 through June 30, 2008	$12,151.39	$0.75

July 1, 2008 through June 30, 2009	$12,515.94	$0.78

5. Tenant’s Pro Rata Share of Total Operating Costs.

5.1. Existing Premises. Notwithstanding anything in the Lease, as hereby amended, to the contrary, throughout the remaining Term of the Lease (specifically including the Expansion Term), Tenant shall continue to pay Tenant’s Pro Rata Share of Total Operating Costs and any Additional Expenses in connection with the Existing Premises in accordance with the terms of the Lease.

5.2. Expansion Premises. Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant’s Pro Rata Share of Total Operating Costs in connection with the Expansion Premises in accordance with the terms of Article IV of the Original Lease; provided, however, that with respect to the calculation of Tenant’s Pro Rata Share of Total Operating Costs in connection with the Expansion Premises, and subject to any verification/re-measurement of the Expansion Premises pursuant to the terms and conditions of Section 11 of this Third Amendment, Tenant’s Pro Rata Share shall equal 21.46% with respect to items relating solely to the Building and 11.82% with respect to all other items; provided further, however, that with regard to the period commencing on the Expansion Commencement Date and continuing through November 30, 2002, in no event shall Tenant’s Pro Rata Share of Total Operating Costs in connection with the Expansion Premises exceed, cumulatively, the sum of Fifteen Thousand and No/100 Dollars ($15,000.00).

5.3. Entire Premises. Notwithstanding anything to the contrary in Sections 5.1 or 5.2, above, Landlord and Tenant hereby agree that, effective as of the Expansion Commencement Date, and subject to any verification/re-measurement of the Expansion Premises pursuant to the terms and conditions of Section 11 of this Third Amendment, Tenant’s aggregate Pro Rata Share of Total Operating Costs and any Additional Expenses in connection with the entire Premises (including both the Existing Premises and the Expansion Premises) shall equal 71.46% with respect to items relating solely to the Building and 39.36% with respect to all other items.

6. Improvements.

6.1. Generally. Except as specifically set forth to the contrary in this Section 6, below, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as is” condition.

6.2. Landlord Work. Notwithstanding the foregoing, Landlord hereby agrees to (i) ensure that all plumbing, lighting and electrical systems in the Expansion Premises are in good working order as of the Expansion Commencement Date, (ii) provide electrical wiring to separately metered subpanel facilities for the Expansion Premises for Tenant’s connection with a minimum capacity of no less than 500 Amps at 120/277 Volts, (iii) construct and install a “shared-use corridor,” including all reasonably necessary doors, hardware and equipment to provide for shared accessibility to the restroom(s), and (iv) cause the base building portion of the Expansion Premises to comply with applicable building codes and other governmental laws, ordinances and regulations which were enacted prior to the Expansion Commencement Date and applicable to new construction for unoccupied space to the extent required to obtain a certificate of occupancy (“Code”) (collectively, “Landlord’s Work”). Landlord’s Work shall be completed to building standards materially consistent with (in terms of quality of the improvements, fixtures and finishes) the level of the existing improvements on the first level of the Building (the “Building Standards”). Landlord shall use commercially reasonable efforts to cause the Landlord’s Work to be substantially complete (to the extent necessary for Tenant to commence construction of any improvements in the Expansion Premises and occupy and conduct its operations without material interference) on or before July 1, 2002; provided, however, such Landlord Work shall not be deemed substantially complete until Landlord causes the access to the Expansion Premises and the shared common area facilities on the second (2nd) floor of the Building to be secure and provide Tenant with reasonable levels of access control. The Expansion Commencement Date shall occur on July 1, 2002, regardless of the date upon which the Landlord’s Work is completed. Notwithstanding Landlord’s obligation to cause the Landlord Work to be performed, Tenant’s right to quite enjoyment and twenty-four (24) hour access to the Existing Premises pursuant to Sections 5.1.2 and 5.1.4 of the Lease, respectively, shall continue unabated.

6.3. Tenant Improvement Allowance. Notwithstanding anything to the contrary in this Third Amendment, Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) equal to One Hundred Twenty Thousand Six Hundred Eighty-One and No/100 Dollars ($120,681.00). Landlord shall disburse the entire Tenant Improvement Allowance to Tenant on or before December 1, 2002. Tenant’s construction of any improvements in the Expansion Premises shall be constructed in accordance with the terms and conditions of Section 3.4 of the Original Lease and consistent with the Building Standards.

7. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent. The terms of this Section 7 shall survive the expiration or earlier termination of this Third Amendment.

8. Parking. Tenant hereby acknowledges that pursuant to the terms of the Lease, Tenant has the right to approximately 6.0 Parking Spaces per 1000 rentable square feet of space in the entire Premises (the Existing Premises and the Expansion Premises). As a result thereof, effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall be entitled to a total of ninety-seven (97) additional reserved and unreserved Parking Spaces in connection with Tenant’s lease of the Expansion Space (the “Expansion Parking Spaces”). The number and location of the additional reserved parking spaces shall be mutually and reasonably agreed upon between Landlord and Tenant. Except as set forth in this Section 8, Tenant’s use of the Expansion Parking Spaces shall be in accordance with the provisions of Section 10.16 of the Original Lease.

9. Security Deposit. Landlord and Tenant hereby acknowledge and agree that (i) Tenant has no obligation pursuant to the Lease to post any security deposit with regard to the Existing Premises, and (ii) Tenant shall have no obligation pursuant to the Lease to post any security deposit with regard to the Expansion Premises.

10. Signs. Tenant shall be entitled, at its sole cost and expense, to install identification signage in the common lobbies of the Building (e.g., the first (1st) and second (2nd) floors). The location, quality, design, style, lighting and size of such signage shall be consistent with the Property’s signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of the Lease, as hereby amended, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal.

11. Verification of Rentable Square Feet of Expansion Premises. For purposes of this Third Amendment, the “rentable square feet” of the Expansion Premises was calculated by Landlord’s architect, Knoell & Quidort, pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 – 1996 (“BOMA”), which calculation shall be certified to Tenant by such architect on or before July 1, 2002. Notwithstanding the foregoing, for the initial thirty (30) days following Landlord’s delivery to Tenant of the Expansion Premises, Tenant shall have the right, but not the obligation, at Tenant’s sole cost and expense (except as otherwise set forth below), to verify the rentable square feet of the Expansion Premises. If Tenant, at its option, re-measures the Expansion Premises pursuant to the terms and conditions of this Section 11, and such re-measurement results in rentable square feet of other than 16,126 square feet, then Tenant shall provide Landlord written notice of such result (“Tenant’s Re-measurement Notice”) within ten (10) days of such re-measurement. Within thirty (30) days of Landlord’s receipt of Tenant’s Re-measurement Notice, Landlord shall either (i) accept Tenant’s determination of rentable square feet, or (ii) reject Tenant’s determination of rentable square feet. In the event Landlord rejects Tenant’s determination of rentable square feet, Landlord and Tenant shall, within thirty (30) days, mutually and reasonably agree upon a third-party architect/space planner to measure the rentable square feet of the Expansion Premise pursuant to BOMA and the terms and conditions of this Section 11. The cost of such third-party architect/space planner shall be split evenly (50/50) between Landlord and Tenant and the determination of such third-party architect/space planner shall be binding upon both Landlord and Tenant. If the rentable square feet of the Expansion Premises is determined, pursuant to this Section 11, to be other than 16,126 square feet, then the rentable square feet of the Expansion Premises shall be appropriately adjusted as of the date of such re-measurement and all amounts, percentages and figures appearing or referred to in the Lease or this Third Amendment based upon such rentable square feet (including, without limitation, the amount of the Base Rent and Tenant’s Pro Rata Share as it relates to the Expansion Premises) shall be modified in accordance with such determination; provided, however, that to the extent the rentable square feet of the Expansion Premises is determined, pursuant to this Section 11 to be less than 16,000 square feet, then Landlord shall (i) reimburse Tenant for the reasonable, third-party costs incurred by Tenant with regard to Tenant’s initial re-measurement of the Expansion Premises, and (ii) be responsible for one hundred percent (100%) of the cost of the third-party architect/space planner identified in the preceding sentence.

12. Labor Harmony. The second paragraph of Section 3.4 of the Original Lease beginning with the word “Tenant covenants and agrees that with respect to the carpentry work on any and all alterations....” is hereby deleted in its entirety.

13. Liability.

13.1. Landlord Exculpation. Landlord’s partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”), shall not have any personal liability for any default by Landlord under this Lease, as amended hereby, or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Property or the Premises, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.

13.2. Tenant Exculpation. Tenant’s partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Tenant Parties”), shall not have any personal liability for any default by Tenant under this Lease, as amended hereby, or arising in connection herewith or any matter relating to the Property or the Premises, and Landlord hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Landlord. The limitations of liability contained in this Section 13 shall inure to the benefit of Tenant’s and the Tenant Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Tenant (if Tenant is a partnership), or trustee or beneficiary (if Tenant or any partner of Tenant is a trust), have any liability for the performance of Tenant’s obligations under this Lease.

13.3. Consequential Damages. Notwithstanding anything to the contrary contained in the Lease or this Third Amendment, nothing in the Lease, as amended hereby, shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease, provided Landlord notifies Tenant in writing at least sixty (60) days prior to the expiration or earlier termination of the Lease that Landlord has signed a letter or intent or a lease with a new tenant for the Premises, or portion thereof.

14. Notices. Notwithstanding any contrary provision of the Lease, as hereby amended, as of the date of this Third Amendment, any notices to Landlord must be sent, transmitted or delivered, as the case may be, to the following addresses:

Broadway Business Center LLC

c/o Bancroft Capital Advisors, Inc.

1112 Ocean Drive, Suite 300

Manhattan Beach, California 90266

Attention: Joseph W. Lamkin

and

Allen Matkins Leck Gamble & Mallory

1901 Avenue of the Stars

Suite 1800

Los Angeles, California 90067

Attention: Peter J. Roth, Esq.

with Rent payments to

Broadway Business Center

P.O. Box 60000

Lockbox #74236

San Francisco, CA 94160

15. Financial Statements. To the extent Landlord executes a mutually agreeable confidentiality agreement, Tenant hereby agrees to provide to Landlord, within ninety (90) days following the end of each calendar quarter, a copy of Tenant’s reasonably detailed financial statements.

16. No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply with respect to the Existing Premises and Expansion Premises and shall remain unmodified and in full force and effect, specifically including, but not limited to, Landlord repair and maintenance obligations with regard to the Structural Components of the Building and the Building systems and equipment pursuant to the terms and conditions of Section 5.1.1 of the Lease.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

“LANDLORD”

BROADWAY BUSINESS CENTER LLC
a Delaware limited liability company

By:	THREE BEARS, LLC
a Delaware limited liability company,
Its Managing member

	By:	/s/ Joseph W. Lamkin
Joseph W. Lamkin
Its Member

“TENANT”

LESLIE’S POOLMART, INC.
a Delaware corporation

	By:	/s/ Donald J. Anderson
Donald J. Anderson
Its Executive Vice President/Chief Financial Officer